Company Investor Form

Exhibit 6.11

Lock-Up Agreement

__________, 2017

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue

Floor 2W

Cos Cob, Connecticut 06807

Ladies and Gentlemen:

Reference is hereby made to the proposed Joint Bookrunning Manager Agreement (the “Agreement”), to be dated and executed on or before the qualification date of the Offering to which the Agreement relates, among Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (the “Company”), the Selling Stockholders parties to the Agreement and the Managers parties to the Agreement. The Agreement provides for the Regulation A, Tier 2 offering (“Offering”) of shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”).

To induce the Managers and the Company to continue their efforts in connection with the Offering, the undersigned, an executive officer and/or director or parent of the Company, agrees that, without the Company’s prior written consent, the undersigned will not, for a period (“Lock-Up Period”) commencing on the date hereof and ending on the ninetieth (90th) day that the Shares commence to trade (“Trading Date”) (unless such day is a Friday in which event the expiration of the Lock-Up Period shall occur on the next business day) (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company or any shares convertible into, exercisable for, or exchangeable for shares of Common Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

The lock-up restrictions contained in the foregoing paragraph shall not apply to (a) bona fide gifts; provided that the recipient thereof agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement; (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned; provided that such trust agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement; (c) transfers of Common Stock or securities convertible into Common Stock on death by will or intestacy; (d) sales or transfers of Common Stock solely in connection with the “cashless” exercise of Company stock options or warrants outstanding on the date hereof for the purpose of exercising such stock options or warrants; (provided that any remaining Common Stock received upon such exercise will be subject to the restrictions provided for in this Lock-Up Agreement); (e) in the case of a non-natural person, distributions of Common Stock or other securities to limited partners, members or stockholders of the undersigned, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement; or (f) in the case of a non-natural person, transfers of Common Stock or other securities to any wholly-owned subsidiary of the undersigned (including any corporation, partnership, limited liability company or other entity that is directly or indirectly owned by the undersigned) or to the parent corporation of the undersigned or any wholly-owned subsidiary of such parent corporation; provided that such recipient thereof agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement. For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer Manager and registrar relating to the transfer of the undersigned’s shares of Common Stock except in compliance with the restrictions described above.

Notwithstanding the above, if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs; provided, however, that this paragraph shall not apply if  the safe harbor provided by Rule 139 under the Act is available in the manner contemplated by Rule 2711(f)(4) of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The undersigned hereby confirms that the undersigned has not, directly or indirectly, taken, and hereby covenants that the undersigned will not, directly or indirectly, take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of shares of Common Stock.

If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the Offering Statement filed with the Commission with respect to the Offering is withdrawn or (iii) for any reason the Agreement shall be terminated prior to the initial closing contemplated under the Agreement, this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

The undersigned understands that the Company and the Managers are relying on this Lock-Up Agreement in proceeding toward consummation of the Offering contemplated by the Agreement. This Lock-Up Agreement is irrevocable and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signatures on next page]

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Very truly yours, [NAME OF THE DIRECTOR AND/OR OFFICER OR PARENT COMPANY] _________________________ [NAME]

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